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                                                                      Exhibit 99

       Becton, Dickinson and Company Completes Acquisition of Clontech
                              Laboratories, Inc.

Contact:

Ronald Jasper
Becton, Dickinson and Company
(201) 847-7160


Franklin Lakes, NJ--, August 26, 1999--Becton, Dickinson and Company (NYSE:BDX) announced today that it has completed the acquisition of Clontech Laboratories, Inc. for $200 million under its previously announced agreement. Clontech Laboratories Inc., is a privately-held company serving the life sciences market, providing reagents in the areas of gene-based drug discovery technology and molecular biology research.

"The acquisition of Clontech is part of our worldwide business strategy to significantly expand our presence and impact in the growing areas of molecular biology-based life science research and drug discovery," said Deborah Neff, Worldwide President, BD Biosciences (BDB) in San Jose, California. "Clontech's strong molecular biology position is complementary to BDB's position in immunology and cell biology, and will broaden the BDB life science research product line."

Founded in 1984, Clontech is located in Palo Alto, California, and has 330 employees worldwide. The Company offers over 1,800 products within 130 product lines that address scientists' needs in the areas of gene identification, gene expression analysis, functional analysis and target validation for drug discovery.

"Through complementary product portfolios, BDB and Clontech will be uniquely positioned to provide integrated solutions for a variety of scientific needs--in basic and clinical research, as well as drug discovery and development," said Kenneth Fong, Clontech's founder and President.

BD has pioneered leading edge cell analysis in 1973 with the introduction of FACS, the first commercially available fluorescence-activated cell sorter.
Since then, the company has become the worldwide leader in flow cytometry instruments and reagents for both research and clinical markets. Included in the company's product line are sophisticated flow cytometers and cell sorters, advanced applications and data management software, and a wide range of reagents that allows users to analyze, isolate, and characterize immune cells from blood and tissue.

BD manufactures and sells a broad range of medical supplies and devices and diagnostic systems for use by health care professionals, medical research institutions and the general public. For the fiscal year ended September 30, 1998, BD had total revenues of $3.1 billion and net income of $236 million. Headquartered in San Jose, California, BDB is one of BD's five worldwide businesses with 1998 revenues of approximately $1 billion.

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This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding the company's performance, including future revenues, products and income, or events or developments that the company expects to occur or anticipates occurring in the future. As such statements are based upon current expectations of the company and involve a number of business risks and uncertainties--actual results could vary materially from anticipated
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results described in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to, competitive factors, changes in regional, national or foreign economic conditions, changes in interest or foreign currency exchange rates, delays in product introductions, Year 2000 issues, and changes in health care or other government regulation, as well as other factors discussed herein and in the company's filings with the Securities and Exchange Commission.